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                                                                   Exhibit h(4)
                     TT International Investment Management
                                  Martin House
                                  5 Martin Lane
                            London, England EC4R 0DP

                              ___________, 2002

TT International U.S.A. Feeder Trust
c/o Investors Bank & Trust Company
200 Clarendon Street
Boston, Massachusetts 02116

         Re: Amended and Restated Expense Limitation Agreement

Ladies and Gentlemen:

         TT International Investment Management currently provides management services to TT Europe Mutual Fund (the "Fund"), a series of TT International U.S.A. Feeder Trust (the "Trust"), a Massachusetts business trust. By letter agreement dated January 1, 2002 (the "Original Agreement"), we agreed with the Trust to waive or reimburse management fees or certain other expenses of the Fund. We hereby amend and restate the Original Agreement and hereby agree with the Trust that we will waive management fees or other amounts payable to us by the Fund or will reimburse the Fund for expenses payable by the Fund to the extent necessary so that the Fund's aggregate expenses (excluding brokerage fees and commissions, interest, taxes and other extraordinary expenses), net of waivers and reimbursements, would not exceed on a per annum basis 1.55% of the Fund's average daily net assets.

         The agreement in this letter shall take effect on the date hereof, and, absent an earlier modification approved by the Board of Trustees of the Trust, shall remain in effect until December 31, 2011.

         Please sign below to confirm your agreement with the terms of this letter.

                                         Sincerely,

                                         TT International Investment Management


                                         By:
                                             --------------------------------
                                             Title:

Agreed:
TT International U.S.A. Feeder Trust
on behalf of TT Europe Mutual Fund

By:
    ---------------------------------
    Title: